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EXHIBIT 5






September 5, 1995



General Instrument Corporation
181 West Madison Street
Chicago, Illinois 60602

Ladies and Gentlemen:

       We are acting as special counsel to General Instrument Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-4 (the "Registration Statement") of the Company relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of shares of the Company's Common Stock, par value $.01 per share ("GI Common Stock"), to be issued pursuant to the terms of an Agreement and Plan Merger (the "Merger Agreement"), dated August 30, 1995, among the Company, Next Level Communications, a California corporation ("NLC") and NLC Acquisition Corp., a California corporation and wholly-owned subsidiary of the Company ("Newco"), pursuant to which (i) Newco will merge with and into NLC, with NLC continuing as the surviving corporation, and (ii) all shares of Series A Preferred Stock and Common Stock, no par value, of NLC will be converted into the number of shares of GI Common Stock determined pursuant to the Merger Agreement.

       We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinions, we have relied upon certificates and statements of public officials and officers or representatives of the Company and of others.





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General Instrument Corporation    - 2 -          September 4, 1995

       Based upon the foregoing and subject to the limitations set forth herein, it is our opinion that the shares of GI Common Stock to be issued pursuant to the Merger Agreement have been duly authorized and will be (when issued pursuant to the Merger
Agreement) validly issued, fully paid and non-assessable.

       This opinion is limited to the General Corporation Law of the State of Delaware.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Experts" in the Prospectus/Consent Solicitation Statement forming part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of such persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

       The opinion expressed herein is solely for your benefit and may not be relied upon in any manner for any purpose except as specifically provided for herein.


                                 Very truly yours,

                         FRIED, FRANK, HARRIS, SHRIVER & JACOBSON




                          By:   /s/ Robert C. Schwenkel
                             -----------------------------------
                                Robert C. Schwenkel